RECYCLE AGREEMENT


     AGREEMENT dated as of January 1, 1991, by and among BOWATER INCORPORATED, a Delaware corporation (herein "Bowater"), ADVANCE PUBLICATIONS, INC., a New York corporation (herein "Advance"), and CALHOUN NEWSPRINT COMPANY, a Delaware corporation (herein "Newsprint").
     WHEREAS, the parties hereto have executed a Restated Agreement dated as of this date incorporating certain amendments to an agreement entered into by and among them or their predecessor corporations and/or predecessors in interest dated as of October 19, 1966 (the "Restated Agreement"); and
     WHEREAS, Newsprint intends to build at its manufacturing facility in Calhoun, Tennessee, a mill to supply recycled fiber pulp to its newsprint paper machine and to sell additional recycled fiber pulp to Bowater for Bowater's use with its four newsprint paper machines at the Bowater pulp and paper mill in Calhoun, Tennessee; and
     WHEREAS, Newsprint requests that Bowater supervise the design and construction of such recycled fiber pulp mill on behalf of Newsprint; and
     WHEREAS, Newsprint also requests that Bowater provide the labor, supervision and management for the operation of the recycled fiber pulp mill during the term of the Restated Agreement;

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:
     1. Construction. Bowater agrees to supervise the design and construction of a recycled fiber pulp mill (the "Recycle Mill") on land to be sold at fair market value to Newsprint by Bowater at its facility in Calhoun, Tennessee, which mill will have a rated production capacity of three hundred tons per day of recycled fiber pulp ("Recycle") . The currently projected startup date for the Recycle Mill is December 1, 1991.
     2. Financing. Newsprint will finance the construction of the Recycle Mill using any tax-free financing available from the State of Tennessee, available cash and funds generated by the operations of Newsprint. If additional funds are necessary, Bowater agrees to loan the funds to Newsprint as interest bearing debt in the same manner and on the same terms that apply to Newsprint's loan of funds to Bowater.
     3. Startup Costs. Bowater and Newsprint shall be responsible for all costs associated with the startup of the Recycle Mill in proportion to the annual tonnage of Recycle projected to be utilized in 1993 for the production of Recycle Newsprint Paper (as defined below) for Bowater purchasers other than those affiliated with Advance and for the production of Recycle Newsprint Paper for purchasers affiliated with Advance, i.e. fifty-seven percent (57%) and forty-three percent (43%), respectively.

     4. Amendments to the Restated Agreement. The parties agree to amend the Restated Agreement in the following respects, to be effective upon the commencement of the Recycle Mill's production of commercially usable (as agreed by the parties)
Recycle:
     a. Add to Clause 1.12 the words "a recycled fiber pulp mill", after "newsprint machine,".
     b. Add Clause 1.15 - "Recycle Mill" shall mean the recycled fiber pulp mill owned by Newsprint and located at the Plant.
          c.    Add to Clause 3.1.2 (i) -
               (a)  "Standard Newsprint Paper" shall mean
Newsprint Paper made entirely with virgin fiber pulp.
               (b)   "Recycle Newsprint Paper" shall mean
Newsprint Paper made with virgin fiber pulp and recycled fiber pulp.
     d. Insert in Clause 3.1.2(vi) at the end", as such amounts may be reduced pursuant to Clause 3.7(iii)."
     e. Substitute the following for Clause 3.1.3 (ii) - Promptly following the close of each accounting quarter, the price per ton (the "Adjusted Price") shall be determined for Standard Newsprint Paper or Recycle Newsprint Paper, as appropriate, purchased during the preceding quarter in accordance with the following procedures:
               Advance shall notify Bowater forty (40) days following the close of each calendar quarter of the actual

Newhouse Group Price paid during the prior accounting quarter for Newsprint Paper Purchases of Standard Newsprint Paper or Recycle Newsprint Paper, as appropriate. As soon as practical after the end of each calendar year, Advance will forward, in support of the notification, a certification by its certified public accountants that the Newhouse Group Price for Standard Newsprint Paper and Recycle Newsprint Paper has been prepared in accordance with Clause 3.1.3 of this Agreement.
     f. Substitute the following for the first three sentences of Clause 3.1.3 (iii) - If the Adjusted Price for either Standard Newsprint Paper or Recycle Newsprint Paper, or both, differs from the anticipated Newhouse Group Price paid during the prior accounting quarter, then a price adjustment payment shall be made. If any Standard Newsprint Paper or Recycle Newsprint Paper, or both, was purchased under this Agreement for less than the Adjusted Price for such Newsprint Paper, then Advance shall pay to Bowater the amount of such deficiency. If any Standard Newsprint Paper or Recycle Newsprint Paper, or both, was purchased under this Agreement for more than the Adjusted Price for such Newsprint Paper, then Bowater shall pay to Advance the amount of such excess.
     g. Substitute the following for the first three sentences of Clause 3.1.3 (iv) - If the certified Adjusted Price for either Standard Newsprint Paper or Recycle Newsprint Paper, or both, differs from the Adjusted Price for such Newsprint Paper in any of the accounting quarters for that Fiscal Year, then a further price adjustment shall be made. If any Standard Newsprint Paper or Recycle Newsprint Paper, or both, was purchased under this Agreement for less than the certified Adjusted Price for such Newsprint Paper, then Advance shall pay to Bowater the amount of such deficiency. If any Standard Newsprint Paper or Recycle Newsprint Paper, or both, was purchased under this Agreement for more than the certified Adjusted Price for such Newsprint Paper, then Bowater shall pay to Advance the amount of such excess.
     h. Add at the end of the last paragraph of Clause 3.3 - provided, however, that if the switch to attain maximum mill net would deprive Advance of Recycle Newsprint Paper, then the objective of maximizing mill net will be sacrificed to meet Advance's requirements for Recycle Newsprint Paper.
          i.    Add Clause 3.7 - Recycle Content.
               (i) Until the year 2000, forty-nine percent (49%) of the Contract Tonnage each year shall be Recycle Newsprint Paper that will contain forty percent (40%) Recycle ("40% Recycle Paper"). The remaining fifty-one percent (51%) of the Contract Tonnage may be all Standard Newsprint Paper until the year 2000 and may, at Bowater's discretion, be produced for Advance either at the Plant or at one of Bowater's other wholly or partially owned mills, provided such Newsprint Paper satisfies Advance's quality and delivery requirements.
               (ii) It is the intention of the parties, and the parties will use their best efforts to provide, that commencing January 1, 2000, all the Contract Tonnage shall be 40% Recycle

Paper. Bowater and Advance agree to negotiate in good faith for appropriate modification of those intentions if prior to the year 2000 significant changes in legislation or other state or federal requirements relating to Recycle Newsprint Paper should occur, adverse conditions in the newsprint or old newsprint paper markets should develop or environmental regulations or other relevant considerations should arise which would make the fulfillment of the intention of the parties uneconomic or impossible.
               (iii) In the event the parties cannot agree that a modification of the intentions referred to in Clause 3.7
(ii), above, is appropriate and Bowater elects, by giving Advance written notice no later than October 1, 1997, to provide Advance, as of January 1, 2000, with 40% Recycle Paper in a specified amount less than all (but at least forty-nine percent) of the Contract Tonnage, then Advance shall have the right, in its sole discretion and by giving Bowater written notice no later than January 1, 1998, to be relieved from any and all obligations to purchase any of the Contract Tonnage from Bowater that is not 40% Recycled Paper, on and after January 1, 2000. During the first year following Advance's notice, Advance's obligations under Clause 3.1.3(i) shall be reduced by an amount equal to one-third of the total tonnage to be reduced. During the second year following Advance's notice, Advance's obligations under Clause 3.1.3(i) shall be reduced by an amount equal to two-thirds of the total tonnage to be reduced. On and after January

1, 2000, Advance's obligations under Clause 3.1.3 (i) shall be reduced by an amount equal to the total tonnage to be reduced.
     Should Bowater fail to give Advance the notice provided for above, then commencing January 1, 2000, all Newsprint Paper sold to Advance by Bowater under this Agreement shall be 40% Recycle Paper.
     j. Add Clause 3.8 - Second Recycle Mill. In the event that Newsprint and/or Bowater does not have adequate production capacity, excluding the capacity of the Recycle Mill, to provide the additional fifty-one percent of 40% Recycle Paper as contemplated by the first sentence of Clause 3.7 (ii), then the parties agree that Newsprint will finance, construct and own a second recycle mill to be operational by January 1, 2000, subject to any renegotiation as provided in Clause 3.7 (ii), above.
     k. Add Clause 4.9 - Pulp Content. All Newsprint Paper and other grades produced on Southern's and Newsprint's paper machines will contain TMP (as defined below) and/or Groundwood and/or Kraft Pulp and/or recycled fiber pulp ("Recycle") and such other pulps as the parties may agree. The proportion of each pulp actually used to make paper on each machine will be determined by Southern using its best judgment on how to operate Newsprint's and Southern's paper machines to their maximum efficiency, consistent with the quality and other requirements of Advance and Southern's customers, provided, however, that Southern's best judgment is subject to the limitations set forth in Clause 3.7 with respect to the Newsprint Paper purchased by

Advance.
     1. Renumber Clause 5.2 ("Charges for TMP") of the Restated Agreement as Clause 5.3 and substitute the following language for this Clause: 5.3 Charges for TMP and Recycle. On a monthly basis Newsprint will charge Southern for the cost of the TMP and Recycle sold to and used by Southern in the production of its finished product. The tons of each furnish supplied to Southern by Newsprint will be determined by apportioning the total furnish, such total furnish having been calculated based upon finished production plus sewer losses, between the various types of furnish, using the percentage of each type of furnish as calculated from the weighted average meter measurements.
               m. Add a new Clause 5.2
           5.2.1 Recycle. Newsprint agrees to sell and supply Recycle to Southern and Southern agrees to buy and accept Recycle from Newsprint. The quantity of Recycle to be sold to Southern by Newsprint shall be the full output of the Recycle Mill less the quantities used by the Plant. Recycle shall be defined as having a brightness of 55-68 points G.E. and shall have been produced from old newsprint and old magazine waste or from such other waste material as agreed from time to time by the parties.
           5.2.2 The Recycle to be supplied by Newsprint will be of a quality suitable for use in the manufacture of standard or specialty Newsprint Paper. The Recycle will be delivered to Southern at the point where the Recycle enters each pipeline connected directly to each Southern paper machine furnish delivery system from the common Recycle header, at which point title shall pass to Southern and any loss occurring at or after that point will be for Southern's account. The Recycle delivered to Southern will be at an appropriate consistency as agreed from time to time by the parties.
          5.2.3 For purposes of measuring the percentage of Recycle in the furnish mix being used on Southern's paper machines, the Recycle delivered by Newsprint to Southern will be measured by means of a magnetic flow meter and a consistency meter installed by Newsprint at its expense, and located at such point in the delivery system as Newsprint may designate. The meters will be calibrated at least Monthly by Southern or by an independent instrument firm agreed upon by the parties.
          5.2.4 Accurate cost and pulp production records will be maintained by Southern on behalf of Newsprint showing total Recycle production; the quantities used by Southern to produce its finished product, as calculated in accordance with Clause 5.3; the total cost of Recycle production; and the proportions of such costs charged to Southern, together with such other information and data as may be required to accomplish the purposes hereof.
          5.2.5 Southern will pay Newsprint the Cost to Newsprint of the Recycle used by Southern. The Cost to Newsprint shall be determined by multiplying the number of tons of Recycle used by Southern by the average cost per ton of Recycle incurred by Newsprint in producing and processing Recycle (including both the Recycle used by Newsprint and the Recycle used by Southern) to the point of separation of Recycle for Newsprint and Recycle for Southern and adding to such average cost the Cost to Newsprint of any chemicals and other supplies or materials used in further processing Recycle for Southern to the point of delivery to Southern. The average cost of Recycle to Newsprint will be determined by dividing the total costs incurred by Newsprint in producing and processing all Recycle (for both Newsprint and Southern) up to the point in the manufacturing process where the Recycle for Southern is physically separated from Newsprint's Recycle, by the total number of tons of Recycle processed to that point. "Ton" as used in this Clause 5.2 shall mean 2,000 pounds air dry weight.
     n.  Renumber Clause 5.3 ("Insufficient Supply  by
     Newsprint") of the Restated Agreement as Clause 5.5.
     o.  Add a new Clause 5.4.
          5.4.1 IDLE CAPACITY. The parties recognize and understand that the operation of the Recycle Mill may result in the underutilization of the productive capacity of the TMP Mill and the Groundwood mill. Therefore, the Fixed Costs (as defined below) relating to the idle capacity of the TMP Mill and Groundwood mill resulting from the operation of the Recycle Mill will be allocated to Newsprint in the same ratio as the use of Recycle by Newsprint bears to the total use of Recycle by Newsprint and Southern and will be allocated to Southern in the same ratio as the use of Recycle by Southern bears to the total use of Recycle by Newsprint and Southern.
          5.4.2      The proportion of Fixed Costs to be
allocated shall be determined using a fraction, the numerator of which is the difference between the average daily TMP production and/or Groundwood production (as the case may be) for the twelve Months immediately preceding the startup of the Recycle Mill and the average daily production of the TMP Mill and/or Groundwood mill (if both, calculated individually) for the Month and the denominator of which is the average daily TMP production and/or Groundwood production (as the case may be) for the twelve Months immediately preceding the startup of the Recycle Mill, such startup date having been agreed by the parties.
          5.4.3     For purposes of this Clause 5.4, "Fixed
Costs" shall mean those costs incurred during each Month at the TMP Mill and the Groundwood mill which are not directly related to, or which do not vary in accordance with, the quantity of TMP or Groundwood being produced. Costs to be considered as Fixed Costs shall include, but not be limited to, Labor Costs, repair, insurance, property taxes, depreciation, and base load utilities.
     p. Add to Clause 6.1 the words "and the Recycle Mill)" after the words "(including the TMP Mill". Add to Clause 6.1.1 the words ",the Recycle Mill (and any warehousing facilities for the storage of waste paper)" after the words "the TMP Mill".
      q. Add Clause 6.1.10 - Supervision of Recycle Mill operations (including any warehousing facilities for the storage of waste paper).

     r. Add to Clause 6.2.1 the words "and the Recycle Mill, including any warehousing facilities for the storage of waste paper)" after the words "(including the TMP Mill".
     s. Add Clause 6.2.10 - Supervision of Recycle Mill- The Cost to Southern of general Supervision in connection with the Recycle Mill (including the waste paper warehousing facilities) will be apportioned and charged to Newsprint based upon a management determined percentage of time required for direct Supervision of that operation. Any Supervision, including Overhead, that is dedicated solely to Newsprints Recycle Mill operations, will be charged entirely to Newsprint.
     t. Add to Clause 8.5.2 the words "or the Recycle Mill, or both," after all references to "the TMP Mill".
     5. Public Disclosure. The parties agree that any public announcement of the transactions contemplated by this Agreement shall be made only after consultation with the other.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                   BOWATER INCORPORATED

                                   By /s/ Robert C. Lancaster
                                   Its


                                   ADVANCE PUBLICATIONS, INC.

                                   By /s/ Richard Diamond
                                   Its


                                   CALHOUN NEWSPRINT COMPANY

                                   By /s/ Mark Newhouse
                                   Its